Exhibit 99.1
BANCINSURANCE CORPORATION ANNOUNCES
RECORD EARNINGS FOR 2005
COLUMBUS, Ohio (March 1, 2006) Bancinsurance Corporation, a specialty property and casualty insurance holding company, today announced its financial results for the three and twelve months ended December 31, 2005.
Highlights for the 2005 fiscal year include the following:
•	Record net income of $6.3 million or $1.26 per diluted share.

•	Net premiums earned of $51.7 million.

•	Combined ratio of 93.6%.

•	Book value of $6.05 per share at December 31, 2005.
John S. Sokol, Bancinsurance Corporation’s President said, “We are pleased with our record performance for 2005. Solid gains were achieved in most of our product lines and the combined ratio returned to a level more consistent with the Company’s historical performance. Investment income benefited from higher yields as a result of changes implemented during 2004, and total cash and investments at year-end 2005 exceeded $100 million for the first time in the Company’s history. The pending arbitrations related to the discontinued bond program continue to be pursued aggressively toward full resolution. We are seeking to achieve further progress in our core businesses this year.”
2005 Results
Net income for 2005 increased to $6.3 million from a net loss of $8.5 million for 2004. Net income per diluted share was $1.26 in 2005 compared to a net loss of $1.72 per diluted share the prior year.
Net premiums earned increased to a record $51.7 million for the twelve months ended December 31, 2005 from $50.1 million for 2004, benefiting from growth in the Company’s creditor placed insurance (“CPI”), guaranteed auto protection insurance (“GAP”), unemployment compensation (“UC”) and waste surety bond (“WSB”) product lines. The year-over-year increase was partially offset by lower net premiums earned for Ultimate Loss Insurance® (“ULI”) and the discontinued bond program.
Net investment income was $3.3 million for 2005, an increase of 52.6% from $2.2 million the prior year. This improvement was due to growth in fixed income investments combined with a higher after-tax yield. Higher yields resulted from the Company’s reallocation of a portion of its portfolio from short-term investments to fixed maturities during 2004, which provided a better matching of the Company’s invested assets to its product liability duration and enhanced the Company’s investment return.
Management fees rose to $713,697 in 2005 from $33,710 a year ago due to pricing actions, favorable unemployment experience during 2005 and cancellation of a poor performing account at the end of 2004.
The Company recorded discontinued bond program losses and loss adjustment expenses (“LAE”) of $0.4 million and $20.2 million during 2005 and 2004, respectively. The most significant factor contributing to the net loss in 2004 was the significant increase in reserves for this program. The Company is disputing losses on the discontinued bond program through ongoing arbitration proceedings with certain insurance carriers that participated in the program. Losses and LAE on continuing business declined $4.2 million compared to 2004 due primarily to favorable loss development for the Company’s ULI product line.
Other insurance operating expenses and general and administrative expenses for 2005 were $4.5 million above the prior year. This was primarily due to legal fees related to the Audit Committee’s independent investigation of Ernst & Young’s withdrawal of its audit reports, the SEC private investigation and the discontinued bond program arbitrations, as well as an increase in audit fees. While we believe a significant portion of the year-over-year increase represents one-time expenses, management anticipates it will continue to incur legal costs in 2006 for the SEC private investigation and the discontinued bond program arbitrations.
The Company’s specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company,

whose results represent the Company’s combined ratio. For 2005, the combined ratio improved to 93.6% from 129.7% a year ago. The loss ratio improved to 45.8% in 2005 from 95.1% a year ago principally due to the decrease in losses and LAE for the discontinued bond program. Excluding the discontinued bond program, the Company’s loss ratio was 45.0% in 2005 compared to 54.8% in 2004. This improvement was attributable to the performance of our ULI, CPI, GAP and WSB product lines. The expense ratio increased to 47.8% in 2005 from 34.6% a year ago primarily due to higher operating expenses, which include one-time expenses, and an increase in commission expense. The increase in commission expense resulted from growth in our GAP and WSB premiums as well as improved loss performance for one of our ULI general agents, which resulted in an increase to contingent commissions.
Fourth Quarter Results
Net income was $3.1 million for the fourth quarter of 2005, or $0.62 per diluted share, compared to net loss of $2.5 million, or $0.50 per diluted share, for the same period last year.
Net premiums earned were $12.2 million for the three months ended December 31, 2005, up slightly from $12.1 million for the same period last year. This was primarily due to an increase in premiums for CPI, GAP and UC, which was partially offset by a decline in ULI premiums. Net investment income was $1.0 million for the fourth quarter of 2005, an increase of 50.5% from $0.6 million for the fourth quarter of 2004. This improvement was due to growth in fixed income investments combined with higher after-tax yields compared to a year ago.
Losses and LAE for the discontinued bond program for the fourth quarter of 2005 were $7.9 million lower than the prior year, while losses and LAE for continuing business were $0.9 million higher in the fourth quarter of 2005 compared to the same period last year. The positive loss development for the discontinued bond program was primarily due to a favorable ruling in one of the ongoing arbitrations in December 2005 that resulted in a decrease to loss and LAE reserves of $5.5 million during the fourth quarter of 2005. This decline was partially offset by an increase in loss and LAE reserves of $2.5 during the fourth quarter of 2005 for the discontinued bond program based on revised estimates of potential future liabilities as provided by certain insurance carriers.
2005 SEC and Regulatory Filings
The Company filed its 2005 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission on March 1, 2006. On February 28, 2006, Ohio Indemnity filed its 2005 audited statutory financial statements and actuarial reserve certification with the National Association of Insurance Commissioners, A.M. Best Company and the 48 states in which Ohio Indemnity is licensed.
About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other products include our waste surety bond business and run off of the discontinued bond program.

Forward-Looking Statements
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risk factors that might cause actual results to differ from those statements include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in the business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation, developments in the discontinued bond program and related arbitrations, the ongoing SEC private investigation and the concentrations of ownership of the Company’s common shares by members of the Sokol family, and other risk factors identified in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, any one of which might materially affect our financial condition and/or results of operations. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.
CONTACT:
John S. Sokol
President
jsokol@bancins.com
614-220-5200

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Net premiums earned	$12,219,409	$12,069,640	$51,716,945	$50,064,185
Net investment income	960,114	637,963	3,302,659	2,164,115
Net realized gains (losses) on investments	(1,834)	21,422	1,281,755	1,094,174
Codification and subscription fees	971,670	1,164,232	3,474,668	4,005,415
Management fees	202,012	—	713,697	33,710
Other income	55,890	9,604	146,786	43,123

Total revenues	14,407,261	13,902,861	60,636,510	57,404,722

Expenses:
Losses and loss adjustment expenses (“LAE”)	6,377,901	5,467,682	22,912,887	27,076,212
Discontinued bond program losses and LAE	(3,340,858)	4,603,297	422,733	20,161,103
Commission expense	3,352,793	4,012,740	13,750,996	11,285,050
Other insurance operating expenses	2,157,871	1,593,863	9,989,798	6,030,136
Codification and subscription expenses	698,254	849,215	2,809,700	3,551,544
General and administrative expenses	664,294	566	1,427,388	920,529
Interest expense	318,769	242,761	1,152,363	894,463
Goodwill impairment	—	753,737	—	753,737

Total expenses	10,229,024	17,523,861	52,465,865	70,672,774

Income (loss) before federal income taxes	4,178,237	(3,621,000)	8,170,645	(13,268,052)
Federal income tax expense (benefit)	1,064,503	(1,128,682)	1,876,571	(4,767,432)

Net income (loss)	$3,113,734	$(2,492,318)	$6,294,074	$(8,500,620)

Net income (loss) per common share:
Basic	$.63	$(.50)	$1.27	$(1.72)

Diluted	$.62	$(.50)	$1.26	$(1.72)

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheet Data
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets
Investments:
Held to maturity:
Fixed maturities	$4,821,629	$4,909,873
Available for sale:
Fixed maturities	73,012,240	54,139,496
Equity securities	8,043,299	10,312,382
Short-term investments	8,964,738	12,712,577
Other invested assets	715,000	715,000

Total investments	95,556,906	82,789,328

Cash	4,528,875	3,791,267
Premiums receivable	5,403,960	7,911,379
Accounts receivable, net	674,357	710,525
Reinsurance recoverables	1,235,043	1,943,602
Prepaid reinsurance premiums	6,011,496	2,859,710
Deferred policy acquisition costs	9,678,821	7,223,995
Costs and estimated earnings in excess of billings on uncompleted codification contracts	248,035	182,441
Loans to affiliates	892,523	836,022
Intangible assets, net	771,013	845,531
Accrued investment income	1,128,104	887,467
Current federal income tax recoverable	—	3,688,228
Net deferred tax asset	485,461	1,637,813
Taxes, licenses and fees receivable	—	72,520
Other assets	1,721,241	1,680,644

Total assets	128,335,835	117,060,472

Liabilities and Shareholders’ Equity

Reserve for unpaid losses and loss adjustment expenses	7,678,094	11,563,111
Discontinued bond program reserve for unpaid losses and LAE	19,626,129	19,203,356
Unearned premiums	35,579,349	27,719,148
Ceded reinsurance premiums payable	3,605,394	493,963
Experience rating adjustments payable	2,302,850	1,456,403
Retrospective premium adjustments payable	2,201,706	7,276,225
Funds held under reinsurance treaties	735,341	1,253,796
Contract funds on deposit	3,201,124	811,358
Taxes, licenses and fees payable	386,936	—
Current federal income tax payable	570,078	—
Deferred ceded commissions	1,337,098	1,034,931
Commissions payable	2,710,582	4,022,811
Billings in excess of estimated earnings on uncompleted codification contracts	75,108	60,227
Notes payable	27,119	540,198
Other liabilities	2,754,301	1,313,657
Trust preferred debt issued to affiliates	15,465,000	15,465,000

Total liabilities	98,256,209	92,214,184

Shareholders’ equity:
Common shares	1,794,141	1,794,141
Additional paid-in capital	1,336,073	1,336,073
Accumulated other comprehensive income	588,703	1,649,439
Retained earnings	32,132,786	25,838,712
	35,851,703	30,618,365

Less: Treasury shares	(5,772,077)	(5,772,077)

Total shareholders’ equity	30,079,626	24,846,288

Total liabilities and shareholders’ equity	$128,335,835	$117,060,472